AMENDMENT NO. 1
This Amendment No. 1 (this “Amendment”) is executed as of April 15, 2015, between INNOVATION BLVD II LIMITED, a Nova Scotia limited company (“Landlord”), and CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act (“Tenant”), for the purpose of amending the Lease Agreement between Landlord and Tenant dated October 23, 2014 (the “Lease”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
RECITALS:
Pursuant to the terms of the Lease, Tenant is currently leasing a portion of, and will lease, all of the rentable square feet in the office building commonly known as 5050 Innovation Drive and whose street address is 5050 Innovation Drive, Ottawa, Ontario. Landlord and Tenant have agreed to amend the Lease on the terms and conditions contained herein.
AGREEMENTS:
For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:
1.    Consent to Declaration of Connecting Structure Easement. Tenant hereby consents to the terms and conditions of the Declaration of Connecting Structure Easement dated on or about the date hereof by Landlord’s Affiliate, Innovation Blvd. I, LLC, a Delaware limited liability company (the “Connecting Structure Easement”). The Lease shall be subject and subordinate to the Connecting Structure Easement and, to the extent that Landlord or the owner of the Land is required to comply with the terms and conditions of the Connecting Structure Easement, Tenant shall also comply with such terms and conditions. From and after the date hereof, the “Project” shall include links and enclosed pathways connecting the Building and the new buildings to be constructed by Landlord under the New Buildings Lease to the lot line of the Land.

2.    Parking Easement Agreement. Tenant hereby consents to the terms and conditions of the Parking Easement Agreement dated on or about the date hereof between Landlord’s Affiliates, Innovation Blvd. I, LLC, a Delaware limited liability company, and Innovation Blvd. II, LLC, a Delaware limited liability company (the “Parking Easement”). The Lease shall be subject and subordinate to the Parking Easement and, to the extent that Landlord or the owner of the Land is required to comply with the terms and conditions of the Parking Easement, Tenant shall also comply with such terms and conditions. Subject to Tenant’s reimbursement rights pursuant to the Parking Easement, all costs incurred by Landlord with respect to the Parking Easement shall be included in Operating Costs except to the extent excluded by Section 4.2.2 of the Lease.

3.    Legal Description of the Land. Once the subdivision of the Land as referenced in Section 4.2.2 of the Lease is finalized, Tenant shall, within ten business days following Landlord’s request, enter into amendments to the Lease and other documents executed in connection therewith to replace the legal description of the Land attached as Exhibit C to the Lease (or such other ancillary document) with the new legal description following such subdivision.

4.    Term. To the extent that the Term of the Lease is not coterminous with the lease term of the New Buildings Lease, Landlord and Tenant shall execute an amendment to this Lease (if the Term of this Lease expires prior to the lease term of the New Buildings Lease) within 30 days following the Commencement Date (as defined in the New Buildings Lease) extending the Term to be coterminous with the lease term of the New Buildings Lease and otherwise on the same terms and conditions provided in the Lease.

5.    Change of Control. The definition of Change of Control in Section 10.1 of the Lease is amended and restated as follows:
“Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law (including amalgamation) or otherwise (including, without limitation, any change in the constitution of a partnership) of any shares, voting rights, securities or interests which results in any change in the effective Control of such corporation or partnership, unless: (A) such change occurs as a result of trading in the securities of an entity listed on a recognized stock exchange in Canada, the United States or on any other recognized stock exchange; and (B) Landlord receives assurances reasonably satisfactory to it that such change will not detrimentally affect the financial capacity of such entity or the ability of such entity to conduct business, provided there shall be a continuity of the business of such entity notwithstanding such Change of Control.

6.    Permitted Transfers. Section 10.9 of the Lease is amended and restated as follows:

10.9    Permitted Transfers. Notwithstanding Section 10.1, a Transfer may occur to the following types of entities (a “Permitted Transferee”) or pursuant to the following types of transactions (each a “Permitted Transfer”) without the consent of Landlord, provided that Tenant shall not enter into a series of transactions as a means of subverting the terms of this Section 10.9:
10.9.1    an Affiliate of Tenant or Guarantor, but only so long as such transferee remains an Affiliate of Tenant or Guarantor;
10.9.2    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which is not an Affiliate of Tenant or Guarantor in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (1) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; (2) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction; (3) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction; and (4) the proposed transferee is an Affiliate of Guarantor following the applicable transaction;
10.9.3    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which is not an Affiliate of Tenant or Guarantor acquiring all or substantially all of Tenant’s assets (whether directly via asset purchase or indirectly via a direct or indirect Change of Control of Tenant), so long as (1) Tenant’s obligations hereunder are assumed by the entity acquiring such assets; (2) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction; (3) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction; and (4) the proposed transferee is an Affiliate of Guarantor following the applicable transaction; or
10.9.4    (1) an initial or subsequent public offering or distribution of equity or debt securities by Tenant, Guarantor or any Affiliate of Tenant or Guarantor, and/or (2) the sale of equity or convertible debt securities of Tenant, Guarantor or any Affiliate of Tenant or Guarantor in any transaction, so long as (i) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction and (ii) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction.
Tenant shall promptly notify Landlord of any such Permitted Transfer (subject to the confidentiality qualifications noted above). Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project or the related complex, Landlord or other tenants of the related complex of record as of the Lease

Date. No later than ten days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10. The right to Transfer to an Affiliate pursuant to Subsection 10.9.1 shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant and Guarantor and that, within 30 days after such Transfer being effected, both Tenant and such Permitted Transferee must enter into an agreement with Landlord, in a form satisfactory to Landlord, Tenant and such Permitted Transferee, each acting reasonably, that if such Permitted Transferee ceases to be an Affiliate of Tenant and Guarantor, it shall so notify Landlord in writing within ten days after such event and, upon the written request of Landlord, transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Affiliate of Tenant and Guarantor. As a condition to a Permitted Transfer, at Landlord’s request, Guarantor shall ratify and confirm in writing to Landlord the Guarantee executed by Guarantor for the benefit of Landlord and acknowledge in a written instrument reasonably acceptable to Landlord that the obligations of the proposed transferee shall be included as part of the obligations guaranteed by Guarantor under such Guarantee. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises, as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord. “Corporate Debt Rating” shall mean either a general corporate debt rating or an unsecured corporate debt rating by either Standard & Poor’s Corporation (“S&P”) or Moody’s Investor Service (“Moody’s”).
7.    Termination of Lease. If Landlord terminates the Lease pursuant to Section 18.1, Tenant shall pay to Landlord(a) all damages, costs and expenses incurred by Landlord as a result of such Event of Default or in efforts to enforce any of Landlord’s rights or remedies, including all Rent for the portion of the Term following such termination and (b) all amounts due under Section 19.1 of the Lease.

8.    Tenant Secured Financing. Section 20 of the Lease is amended and restated as follows:

20.    Tenant Secured Financing. For the avoidance of doubt and notwithstanding any other provision of this Lease (including Sections 10.1 and 10.9 to which this provision is paramount), in no event shall any pledge, charge, mortgage, lien or any other grant of security or similar instrument in regards to any securities, stock, shares, assets or other interests of Tenant, Guarantor, any Affiliate of Guarantor or any other entity, given in order to secure any indebtedness (a “Secured Financing”) owed to one or more third party lenders or bondholders of Tenant, Guarantor or any Affiliate thereof (the “Secured Lenders”) constitute or be deemed to be a Transfer; provided, however, and notwithstanding the foregoing, (a) the exercise of any rights under any such pledge, charge, mortgage, lien or any other grant of security or similar instrument may constitute a Transfer and (b) pursuant to Section 10.2, in no event shall any Tenant Party grant, or permit to exist, any leasehold mortgage or any other charge of the Premises of any nature. Without limiting, and in furtherance of, the foregoing, Tenant shall be permitted without requiring the consent of Landlord to grant a security interest or chattel mortgage over Tenant’s trade fixtures, furniture, equipment and other personal property located in or about the Premises to any Secured Lenders (including any agent, trustee or representative acting on behalf of any such Secured Lenders) (collectively, the “Secured Party”) that from time to time has provided Secured Financing that is secured, in whole or in part, by, among other things, the trade fixtures, furniture, equipment or other personal property of Tenant located in or about the Premises. Upon written request of any Secured Party and at Tenant’s sole cost, Landlord shall enter into an agreement (in this Section 20, a “waiver of distress agreement”) with such Secured Party in a form that is satisfactory to Landlord, Tenant and such Secured Party, each acting reasonably. Such waiver of distress agreement shall contain: (1) a waiver of distress or other liens by Landlord in favour of such Secured Party; (2) a right for such Secured Party to enter into the Premises to enforce its rights with respect to Tenant’s trade fixtures, furniture, equipment and other personal property located in or about the Premises over which such Secured Party has security, which right shall be upon such commercially reasonable terms and conditions as the parties agree, acting reasonably, provided that the Secured Party shall promptly repair any and all damage to the Premises and/or the Buildings, if any, caused by the Secured Party or its agents or representatives resulting from the removal of such trade fixtures, furniture, equipment and other personal property from the Premises and other parts of the Buildings; and (3) such other commercially reasonable terms and conditions agreed upon by the parties, each acting reasonably.

9.    Surrender of Premises. From and after the date hereof, clause (c) of Section 21 of the Lease is deleted and replaced with the following:

remove all trade fixtures, furniture (including demountable walls), and personal property placed in the Premises or elsewhere in the Project by a Tenant Party and equipment located in the Premises (it being acknowledged that such trade fixtures, furniture personal property and equipment remains the property of Tenant), in any case provided that such item to be removed is not integral to the operation of the Building’s Structure or the Building’s Systems, and Tenant shall restore any affected Building’s Systems to a fully operational level consistent with Building standard condition.
10.    Tenant’s Depreciation for Tax Purposes. The Lease is amended to add the following as a new Section 26.17:

26.17    Tenant’s Depreciation for Tax Purposes. Notwithstanding any other provision in the Lease or in Exhibit E hereto, it is agreed and understood that, for tax purposes, Tenant shall be deemed the owner of the interior tenant improvements, alterations, installations, equipment, trade fixtures and additions made by Tenant, or made by Landlord on Tenant’s behalf, in each case other than with respect to such items constituting the Building’s Systems or Building’s Structure as described in Section 21 of this Lease, notwithstanding that same may become the property of Landlord immediately upon affixation without compensation therefor to Tenant and Tenant is entitled to all rights of depreciation to the extent to which Tenant is entitled pursuant to the Income Tax Act of Canada or any other applicable Laws.
11.    Estoppel Certificates. The last sentence of Section 25.5 of the Lease is deleted in its entirety and replaced with the following: “If Tenant does not deliver to Landlord the certificate signed by Tenant within the required time period under Section 17.3, an Event of Default shall have occurred.”

12.    Cross Default. Section 25.28 of the Lease is deleted in its entirety and replaced with the following: “An event of default (beyond any applicable notice, grace and cure periods) under the New Buildings Lease between Landlord or Landlord’s Affiliate and Tenant during the period Landlord or Landlord’s Affiliate owns or leases same shall constitute an Event of Default under this Lease, and any Event of Default under this Lease shall constitute an event of default under the New Buildings Lease between Landlord or Landlord’s Affiliate and Tenant (without any obligation to give Tenant any notice or opportunity to cure period thereunder) during the period Landlord or Landlord’s Affiliate owns or leases same.”

13.    Confidentiality. Tenant and Landlord each acknowledge that the terms and conditions of the Lease (as amended hereby) are to remain confidential on the same terms and conditions of Section 25.21 of the Lease. With respect to any public disclosure or reporting requirements, Landlord and Tenant shall not be required to advise such recipients of the confidential nature of the terms and conditions of the Lease.

14.    Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

15.    Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord, to the best of Tenant’s knowledge after reasonable inquiry, that, as of the date hereof, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) to the best of Tenant’s knowledge after reasonable inquiry, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant. Landlord hereby ratifies and confirms its obligations under the Lease and represents and warrants to Tenant that, as of the date hereof, (1) monthly Basic Rent is not more than 30 days past due, and (2) the Lease is and remains in good standing and in full force and effect. As used in this Section 14, “after reasonable inquiry” means telephone inquiry with Tenant’s local office manager located in the Premises.

16.    Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

17.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.

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Executed as of the date first written above.

LANDLORD:	INNOVATION BLVD II LIMITED, a Nova Scotia limited company By: /s/ John S. Grassi John S. Grassi

TENANT:	CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act By: /s/ James E. Moylan, Jr. Name: James E. Moylan, Jr. Title: Chief Financial Officer & SVP Finance

CONSENT OF GUARANTOR
By executing this Amendment, the undersigned Guarantor (a) consents to the provisions contained herein, (b) ratifies and confirms the Guaranty executed by Guarantor for the benefit of Landlord, (c) acknowledges that Tenant’s obligations under this Amendment shall be included as a part of the obligations guaranteed by Guarantor under such Guaranty, and (d) acknowledges that, as of the date hereof, Guarantor, to Guarantor’s knowledge, has no defenses, counterclaims, or rights of set-off related to the Guaranty and waives all claims, defenses and rights of set-off thereto that Guarantor may have against Landlord as of the date hereof (if any), whether known or unknown and whether arising under tort, contract, at law or in equity.
Executed as of the date first written above.

CIENA CORPORATION, a Delaware corporation By: /s/ James E. Moylan, Jr. Name: James E. Moylan, Jr. Title: Chief Financial Officer & SVP Finance